EXHIBIT 10(b)

RETIREMENT AGREEMENT AND RELEASE

THIS RETIREMENT AGREEMENT AND RELEASE (“Agreement”) is entered into by and between BancorpSouth Bank (“Bank”) and Larry Bateman (“Executive”).

WHEREAS, Executive wishes to retire effective March 15, 2013, and the parties wish to establish the terms of Executive’s retirement and separation from Bank;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, Bank and Executive agree as follows:

1.           Retirement Date. The effective date of Executive’s retirement from Bank is March 15, 2013 (the “Retirement Date”). As of the Retirement Date, Executive relinquishes and resigns from all positions that he holds with Bank and any of its “Affiliates” (as defined below). For purposes of this Agreement, the term “Affiliate” shall include any entity which controls, is controlled by, or is under common control with Bank or any entity through which Bank provides financial service products, whether by contract, joint venture or other arrangement.

2.           Consideration. In partial consideration for the covenants and releases contained in this Agreement, Executive has received the following from Bank and/or its Affiliates:

(a)           Transfer of a 2013 Ford Explorer vehicle that Bank currently provides for Executive’s use;

(b)           Cash payment of $158,460.64 representing six months of base salary;

(c)           Cash payment of $65,000.00 representing approximately one-half of the value of equity incentive awards that are forfeited under their terms as a result of Executive’s retirement;

(d)           Cash payment in an amount to be calculated for all accrued but unpaid vacation through the Retirement Date;

(e)           With respect to the BancorpSouth, Inc. Supplemental Executive Retirement Plan (the “15% Plan”), (i) Executive’s benefit shall be fully 100% vested, (ii) payments shall commence under the terms of the 15% Plan, and (iii) payments shall not be reduced on account of the Retirement Date occurring prior to Executive’s attainment of age 65;

(f)           Cash payment of $13,177.53, which is calculated as the cost of continuation of benefits under Bank’s group health benefit plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), including coverage of Executive’s family members, for a period of eighteen (18) months following the Retirement Date or, if sooner, the date of eligibility for Medicare; and

(g)           Pro rata payment of the incentive bonus that is actually earned under Bank’s Home Office Incentive Plan for the 2013 performance period, adjusted for the portion of the performance period that ends on the Retirement Date, and payable in accordance with the terms of said plan at the time that payments are otherwise authorized following the end of the performance period.

Except as specified otherwise, all cash payments identified in this Section 2 shall be made through the March 29, 2013 scheduled payroll of Bank and shall be subject to all applicable tax withholdings and deductions.

3.           Benefit Plans and Equity Compensation. Except as specified in Section 2 of this Agreement, Executive’s participation in the benefit programs of Bank shall be governed by the terms of such plans. All stock options and stock awards granted to Executive under the BancorpSouth, Inc. Long-Term Incentive Plan (the “Plan”),

which have not been exercised under the Plan or have not become vested shall, in accordance with their terms, terminate and be forfeited on March 15, 2013.

 4.           Release. Executive hereby fully, forever, irrevocably and unconditionally releases, remises, and discharges Bank, its officers, directors, trustees, stockholders, corporate  Affiliates, attorneys, agents, and employees from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorney’s fees and costs), of every kind and nature which he ever had or now has against Bank, its officers, directors, stockholders, trustees, corporate  Affiliates, attorneys, agents, and employees, including, but not limited to, all claims arising out of his employment relationship with Bank, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act, 29 U.S.C. §706 et seq., or any other applicable laws of the State of Mississippi, and any wrongful discharge claims or other statutory or common law claims and damages of any type whatsoever. Bank, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Executive from any and all claims, charges, complaints, demands, actions or causes of actions of whatever nature which it ever had or now has against Executive including, but not limited to, all claims arising out of Executive’s employment relationship with Bank.

5.           Nature of Agreement. The Parties agree that this Agreement is a retirement and release agreement and does not constitute an admission of liability or wrongdoing on the part of either party.

6.           Restrictive Covenants.

           (a)           Non-Solicitation.

(1) For a period of two years after the Retirement Date, Executive will not, directly or indirectly, for himself or for another, in any manner whatsoever, procure, solicit, accept or aid another in the procurement, solicitation or acceptance of financial services business (including without limitation solicitation of banking products and services), and other related products marketed by Bank or its Affiliates, or make inquiries about any of those products from or to any person, firm, corporation or association which was, at the Retirement Date, either doing business with Bank or any of its Affiliates in the State of Mississippi or in any county of any other state where Executive performed services or drew customers, or being actively solicited by Bank or any of its Affiliates during the 12 months prior to the Retirement Date and Executive directly or indirectly serviced or solicited such account or customer.

(2) For a period of two years after the Retirement Date, Executive will not induce, attempt to induce, solicit, encourage, contact or discuss employment with any employee of Bank or any of its Affiliates, or otherwise attempt to induce any employee to terminate his or her employment with Bank. Executive also agrees not to disclose the identity of any other employee of Bank to any other Competing Business (as hereinafter defined) for purposes of recruiting or hiring away such employee. Executive agrees not to hire any prospective employee for a Competing Business if Executive knows or should have known that such prospect currently works for Bank or its Affiliates.

(3) Executive shall not, during the two-year period following the Retirement Date, use or disclose to any other person the names of Bank’s or any of its Affiliate’s customers, clients and the nature of their business with Bank or its Affiliates.

(b)           Noncompetition.

(1)           Beginning with the Retirement Date and for a period of two years thereafter (the “Noncompetition Period”), Executive will not directly or indirectly, in any capacity whatsoever, for himself or for any other person, firm, corporation, association or other entity, as a partner, stockholder or otherwise: (i) operate, develop or own any interest (other than the ownership of less than five percent of the equity securities of a publicly-traded company) in, or be employed by or consult with, any business which has or engages in activities in any county in the State of Mississippi in which Bank or any Affiliate has an office or in any county in any other state where Executive, at the Retirement Date or for 12 months prior to the Retirement Date, performed services for Bank or drew customers (hereinafter, the “Territory”) constituting or relating to the establishment, ownership, management or operation of a bank or financial services company or other related business (a “Competing Business”); (ii) compete with Bank or its Affiliates in the operation or development of any Competing Business; (iii) engage in any business as or act as a financial services professional (including without limitation the profession of commercial banker), or provide consultation or other such services concerning financial services, either on his own behalf or on behalf of any other person, firm or corporation in the Territory; (iv) call upon, communicate with an attempt to procure or otherwise attempt to procure, service or maintain, any financial services account with any known customer of Bank or its Affiliates; or (v) disclose at any time whether during either the Noncompetition Period or during the period Executive is employed by Bank or an Affiliate any confidential or secret information concerning (A) the business, affairs or operations of Bank or its Affiliates, or (B) any marketing, sales, advertising or other concepts or plans of Bank or its Affiliates.

(2)           Executive specifically acknowledges that the restrictions of Sections 6(a) and 6(b) as to time and manner of non-solicitation, non-disclosure and non-competition are reasonable and necessary to protect the legitimate business interests of Bank.

(c)           Covenant Not To Sue. Executive and Bank both represent and warrant that they have not filed any complaints, charges, or claims for relief against the other party or, as applicable, the other party’s officers, directors, trustees, stockholders, corporate affiliates, attorneys, agents, or employees with any local, state, or federal court which currently are outstanding. If either Executive or Bank have done so, such party will forthwith dismiss all such complaints or claims for relief with prejudice. Executive and Bank further agree and covenant not to bring any complaints or claims against each other or Bank’s officers, directors, trustees, stockholders, corporate affiliates, attorneys, agents, or employees with respect to any matters arising out of Executive’s employment relationship with Bank or the conclusion of such relationship.

(d)           Enforceability. If a judicial determination is made that such remedies are not enforceable because any of the provisions of this Section 6 constitute an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 6 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever or reform any portion of the territory or prohibited business activity from the coverage of Sections 6(a) and 6(b) and to apply the provisions of Sections 6(a) and 6(b) to the remaining portion of the territory or the remaining business activities not so severed by such judicial authority.

7.           Non-Disparagement. Executive understands and agrees that as a condition for payment to him of the consideration herein, he shall not make any false, disparaging or derogatory statements in public or private regarding Bank, any of its directors, trustees, officers, employees, agents, or representatives, or Bank’s business affairs and financial condition. Bank agrees to give Executive a reasonable opportunity to end such remarks before taking any action against Executive. Bank also agrees not to make false, disparaging or derogatory statements in public or private regarding Executive. Executive understands Bank cannot guarantee that its employees will not make disparaging remarks about Executive but that Bank will make a reasonable effort to keep employees from making such remarks. Executive agrees he will report any disparaging remarks made by Bank employees to Bank and give Bank a reasonable opportunity to end such remarks before taking any action against Bank.

8.           Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by Executive and a duly authorized representative of Bank. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, permitted assigns, heirs, executors, successors, and administrators.

9.           Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term, or provision shall be deemed not to be a part of this Agreement.

10.           Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to Executive’s retirement and the matters contemplated herein and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

11.           Applicable Law. This Agreement shall be governed by the laws of the State of Mississippi, and is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors, and administrators.

12.              Acknowledgments. Executive acknowledges that he has been given forty-five (45) days to consider this Agreement and that Bank advised him to consult with an attorney of his own choosing prior to signing this Agreement. Executive may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. If Executive attempts to challenge the enforceability of this Retirement Agreement and Release, directly or indirectly (e.g., by pursuing a claim that is released under the terms of the Retirement Agreement and Release), as a further limitation on Executive’s right to make such a challenge, Executive agrees first to tender to Bank, by certified check delivered to Bank, the gross amount and value of all consideration paid to Executive pursuant to this Agreement and identified in Section 2 (other than Section 2(d)), plus interest at prime rate. In such case, Bank will place such monies in an interest-bearing escrow account pending resolution of the dispute between Executive and Bank as to whether or not this Agreement shall be set aside or rendered unenforceable.

13.           Voluntary Consent. Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with legal counsel and that he has carefully read this Agreement, understands the contents herein and, in exchange of good and valuable consideration identified herein, including Section 2 of this Agreement, knowingly and voluntarily waives and releases all claims against Bank and its Affiliates and agrees to be bound by the covenants and conditions identified herein.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

EXECUTIVE

By:           /s/Larry Bateman                                                                Date:           March 12, 2013
Larry Bateman

BANCORPSOUTH BANK

By:           /s/Ken Anderson                                                                Date:           March 12, 2013
Ken Anderson, Senior Vice President